Exhibit 99.1

AGILYSYS REPORTS FISCAL 2022 SECOND QUARTER REVENUE OF $37.9M

Reports Record Recurring Revenue of $24.0M Inclusive of Record Subscription Revenue of $11.1M

Reports Adjusted EBITDA of $6.3M and Positive GAAP EPS of $0.02 With

Quarterly Free Cash Flow of $3.2M and Cash Balance Increase of $2.5M to $106.4M

Alpharetta, GA – October 26, 2021 - Agilysys, Inc. (Nasdaq: AGYS), a leading global provider of next-generation SaaS and on-premise hospitality software solutions and services, today reported operating results for its fiscal 2022 second quarter ended September 30, 2021.

Summary of Fiscal 2022 Second Quarter Financial Results

•	Total net revenue was $37.9 million, compared to net revenue of $34.4 million and $40.7 million in the second quarters of fiscal 2021 and 2020, respectively.
•

Recurring revenues (which are comprised of support, maintenance and subscription services) for the fiscal second quarter were $24.0 million or 63.4% of total net revenue compared to $22.3 million or 64.9% of total net revenue and $20.3 million or 49.9% of total net revenue for the second quarters of fiscal 2021 and 2020, respectively. Subscription revenues increased 21.7% over fiscal 2021 second quarter compared to an increase of 23.9% fiscal 2021 over fiscal 2020 second quarter. Subscription revenues comprised 46.0% of total recurring revenues compared to 40.7% and 36.1% for the second quarters of fiscal 2021 and 2020, respectively.

•	Gross margin was 64.0% compared to 67.4% and 49.6% in the second quarters of fiscal 2021 and 2020, respectively.

•

Net income attributable to common shareholders in the fiscal 2022 second quarter was $0.5 million, or $0.02 per diluted share compared to $5.3 million or $0.22 per diluted share and a net loss of $(2.9) million or $(0.13) per diluted share for the second quarters of fiscal 2021 and 2020, respectively.

•	Adjusted diluted EPS (non-GAAP) was $0.18 compared to $0.29 and $0.04 per share in the second quarters of fiscal 2021 and 2020 respectively (see reconciliation below).
•	Adjusted EBITDA (non-GAAP) was $6.3 million, compared to $8.6 million and $3.0 million in the second quarters of fiscal 2021 and 2020 respectively (see reconciliation below).
•

Free cash flow (non-GAAP) in the fiscal 2022 second quarter was $3.2 million compared to $11.3 million and $1.8 million in the fiscal second quarters of 2021 and 2020 respectively (see reconciliation below). Ending cash balance was $106.4 million, compared to ending cash balance of $99.2 million as of fiscal 2021 year-end.

Ramesh Srinivasan, President and CEO of Agilysys, commented, “The second quarter of fiscal 2022 (July to September) was our best sales quarter measured in Annual Contract Value (ACV) since the pandemic started. Subscription sales have increased significantly over three consecutive quarters. With modern technology cloud-native subscription-license-based software applications, which can also be implemented on-premise based on customer preference, now available for virtually every need across the hospitality software solutions spectrum, Q2 fiscal 2022 was our highest ever subscription sales quarter and our highest new customer win sales quarter in five years. Our total backlog across product, services and recurring revenue remains at record levels.”

“One-time revenue during Q2 of fiscal 2022 was at the low end of the guidance range. Some of the sales verticals including managed food services and international regions remain challenged by lingering effects of the pandemic. In addition, POS terminals and payment device deliveries were affected by global supply chain challenges causing delays in hardware and associated software product revenue. We continue to work closely with hardware partners to achieve appropriate inventory levels as quickly as possible. Services revenue levels continue to be challenged by project delays. Amidst all this, recurring revenue continues to move forward at record levels, with quarterly subscription revenue surpassing $11.0M for the first time in our history. Progress with our products, especially with respect to the entirely software-based PMS solutions, continues to remain on target. Our transition to being a fully modern technology cloud-native software applications provider is, for all practical purposes, now complete.”

“While the current short-term challenges to one-time revenue are yet to be fully resolved, we remain bullish about our medium and long-term prospects due to the breadth of cloud native applications we now have available, our continued momentum in the marketplace, current record backlog levels and our expectation that the remaining pandemic challenged portions of the hospitality industry will turn the corner soon. We remain cautiously optimistic and are maintaining the range of fiscal 2022 revenue and profitability guidance levels provided earlier, but the speed at which we overcome the aforementioned short-term one-time revenue challenges will determine where we come out therein.”

Fiscal 2022 Outlook

Agilysys continues to monitor the impact of COVID-19 on the hospitality industry with our primary focus being the safety of our employees and customers as we manage through these unprecedented times. We are re-iterating our previously released guidance of full year fiscal 2022 revenue of $160 to $170 million and Adjusted EBITDA of slightly better than 15% of revenue.

Dave Wood, Chief Financial Officer, commented, “The recovery in our markets continued through the fiscal second quarter translating into record subscription sales for the second consecutive quarter. We are also pleased to see ARR sales of PMS solutions contributing with an increase of 115% compared to pre-pandemic levels in Q2 fiscal 2020 two years ago. With the addition of new add-on software modules and the strengthening of our existing solutions, we remain confident in our ability for long term sustained growth. We believe our profitability and business fundamentals have us well positioned for continuing to manage through the current environment and short-term challenges around the supply chain and labor shortages at customer sites.”

2022 Second Quarter Conference Call and Webcast

Agilysys is hosting a conference call and webcast today, October 26, 2021, at 4:30 p.m. ET. Both the call and the webcast are open to the public. The conference call number is 224-357-2393 (domestic or international); and the conference ID number is 2596363. Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at Agilysys Events & Presentations. Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Forward-Looking Language

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, our revenue and adjusted EBITDA guidance for the 2022 fiscal year, statements we make regarding recovery from the COVID-19 pandemic, changes to the hospitality market and our ability to manage through short-term challenges around the supply chain and labor shortages at customer sites.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the effect of the COVID-19 pandemic on our business and the success of any measures we have taken or may take in the future in response thereto; and the risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Form 10-Q.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement that may be made from time to time, whether written or oral, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Information

To supplement the unaudited consolidated financial statements presented in accordance with U.S. GAAP in this press release, certain non-GAAP financial measures as defined by the SEC rules are used. These non-GAAP financial measures include EBITDA, adjusted EBITDA, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share and free cash flow. Management believes that such information can enhance investors’ understanding of the Company’s ongoing operations.

The Company has included the following non-GAAP financial measures in this press release: adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, and free cash flow. The Company believes these non-GAAP financial measures provide valuable insight into the Company’s overall profitability from core operations before certain non-cash and non-recurring charges. The Company defines adjusted net income as net income before amortization expense (including amortization of developed technology), share-based compensation, convertible preferred stock issuance costs, and one-time charges including severance and other charges, impairments and legal settlements, less the related income tax effect of these adjustments, as applicable, and defines adjusted earnings per share as adjusted net income divided by basic and diluted weighted average shares outstanding. Free cash flow is defined as net cash provided by (used in) operating activities, less capital expenditures.

See the accompanying tables below for the definitions and reconciliation of these non-GAAP measures to the most closely related GAAP measures.

About Agilysys

Agilysys has been a leader in hospitality software for more than 40 years, delivering innovative cloud-native SaaS and on-premise guest-centric technology solutions for gaming, hotels, resorts and cruise, corporate foodservice management, restaurants, universities, stadia and healthcare. Agilysys offers the most comprehensive software solutions in the hospitality industry, including point-of-sale (POS), property management (PMS), inventory and procurement, payments, and related applications, to manage the entire guest journey. Agilysys is also known for its world class customer-centric service. During recent years, Agilysys has made major investments in R&D and has successfully modernized virtually all its longstanding trusted software solutions. Some of the largest hospitality companies around the world use Agilysys solutions to help improve guest loyalty, drive revenue growth and increase operational efficiencies. Agilysys operates across North America, Europe, the Middle East, Asia-Pacific and India with headquarters located in Alpharetta, GA. For more information visit Agilysys.com.

# # #

Investor Contact:

Jessica Hennessy

Director Corporate Strategy & Investor Relations

Agilysys, Inc.

770-810-6116 or investorrelations@agilysys.com

- Financial tables follow -

AGILYSYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Six Months Ended September 30,
(In thousands, except share data)	2021	2020	2021	2020
Net revenue:
Products	$7,299	$6,559	$16,143	$11,798
Support, maintenance and subscription services	24,027	22,304	47,234	42,801
Professional services	6,566	5,497	13,240	9,567
Total net revenue	37,892	34,360	76,617	64,166
Cost of goods sold:
Products	3,660	2,950	8,020	5,965
Support, maintenance and subscription services	5,019	4,555	9,763	8,860
Professional services	4,958	3,701	9,711	7,638
Total cost of goods sold	13,637	11,206	27,494	22,463
Gross profit	24,255	23,154	49,123	41,703
Gross profit margin	64.0%	67.4%	64.1%	65.0%
Operating expenses:
Product development	11,379	8,257	22,864	16,524
Sales and marketing	3,423	2,350	6,475	4,951
General and administrative	6,523	5,217	13,526	10,936
Depreciation of fixed assets	548	715	1,114	1,438
Amortization of internal-use software	345	508	810	968
Severance and other charges	580	7	805	1,210
Legal settlements, net	337	50	367	50
Total operating expense	23,135	17,104	45,961	36,077
Operating income	1,120	6,050	3,162	5,626
Other (income) expense:
Interest income	(14)	(28)	(35)	(49)
Interest expense	1	2	2	3
Other (income) expense, net	103	88	-	194
Income before taxes	1,030	5,988	3,195	5,478
Income tax expense	48	121	241	128
Net income	$982	$5,867	$2,954	$5,350
Series A convertible preferred stock issuance costs	-	(94)	-	(1,031)
Series A convertible preferred stock dividends	(459)	(459)	(918)	(658)
Net income attributable to common shareholders	$523	$5,314	$2,036	$3,661

Weighted average shares outstanding - basic	24,451	23,424	24,233	23,415

Net income per share - basic:	$0.02	$0.23	$0.08	$0.16

Weighted average shares outstanding - diluted	25,409	23,866	25,296	23,849

Net income per share - diluted:	$0.02	$0.22	$0.08	$0.15

AGILYSYS, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share data)	September 30, 2021 (Unaudited)	March 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$106,389	$99,180
Accounts receivable, net of allowance for expected credit losses of $666 and $1,220, respectively	19,269	25,732
Contract assets	1,846	2,364
Inventories	1,881	1,177
Prepaid expenses and other current assets	4,838	4,797
Total current assets	134,223	133,250
Property and equipment, net	7,372	8,789
Operating lease right-of-use assets	10,495	12,210
Goodwill	19,622	19,622
Intangible assets, net	8,400	8,400
Deferred income taxes, non-current	2,090	1,802
Other non-current assets	5,898	5,800
Total assets	$188,100	$189,873
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,009	$6,346
Contract liabilities	30,640	38,394
Accrued liabilities	8,215	11,233
Operating lease liabilities, current	4,325	5,009
Finance lease obligations, current	10	19
Total current liabilities	52,199	61,001
Deferred income taxes, non-current	933	923
Operating lease liabilities, non-current	7,331	8,597
Finance lease obligations, non-current	4	6
Other non-current liabilities	4,456	4,011
Commitments and contingencies
Series A convertible preferred stock, no par value	35,459	35,459
Shareholders' equity:
Common shares, without par value, at $0.30 stated value; 80,000,000 shares authorized; 31,606,831 shares issued; and 24,607,173 and 24,010,727 shares outstanding at September 30, 2021 and March 31, 2021, respectively	9,482	9,482
Treasury shares, 6,999,658 and 7,596,104 at September 30, 2021 and March 31, 2021, respectively	(2,100)	(2,278)
Capital in excess of stated value	42,867	37,257
Retained earnings	37,412	35,376
Accumulated other comprehensive income	57	39
Total shareholders' equity	87,718	79,876
Total liabilities and shareholders' equity	$188,100	$189,873

AGILYSYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended September 30,
(In thousands)	2021	2020
Operating activities
Net income	$2,954	$5,350
Adjustments to reconcile net income to net cash provided by operating activities
Loss on disposal of property & equipment	123	—
Depreciation	1,114	1,438
Amortization of internal-use software	810	968
Deferred income taxes	(303)	(269)
Share-based compensation	6,963	2,682
Changes in operating assets and liabilities	12	(3,527)
Net cash provided by operating activities	11,673	6,642
Investing activities
Capital expenditures	(786)	(471)
Additional investments in corporate-owned life insurance policies	(2)	(2)
Net cash used in investing activities	(788)	(473)
Financing activities
Repurchase of common shares to satisfy employee tax withholding	(2,709)	(959)
Series A convertible preferred stock issuance proceeds, net of issuance costs	—	33,969
Payment of preferred stock dividends	(918)	(199)
Principal payments under long-term obligations	(11)	(12)
Net cash (used in) provided by financing activities	(3,638)	32,799
Effect of exchange rate changes on cash	(38)	85
Net increase in cash and cash equivalents	7,209	39,053
Cash and cash equivalents at beginning of period	99,180	46,653
Cash and cash equivalents at end of period	$106,389	$85,706

AGILYSYS, INC.

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(UNAUDITED)

	Three months ended		Six months ended
(In thousands)	September 30,		September 30,
	2021	2020	2021	2020
Net income	$982	$5,867	$2,954	$5,350
Income tax expense	48	121	241	128
Income before taxes	1,030	5,988	3,195	5,478
Depreciation of fixed assets	548	715	1,114	1,438
Amortization of internal-use software	345	508	810	968
Interest (income), net	(13)	(26)	(33)	(46)
EBITDA (a)	1,910	7,185	5,086	7,838
Share-based compensation	3,342	1,256	6,963	2,682
Severance and other charges	580	7	805	1,210
Other non-operating expense	103	88	-	194
Legal settlements, net	337	50	367	50
Adjusted EBITDA (b)	$6,272	$8,586	$13,221	$11,974

(a) EBITDA, a non-GAAP financial measure, is defined as net income before income taxes, interest expense (net of interest income), depreciation and amortization

(b) Adjusted EBITDA, a non-GAAP financial measure, is defined as net income before income taxes, interest expense (net of interest income), depreciation and amortization, and excluding charges relating to i) legal settlements, ii) severance and other charges, iii) share-based compensation, and iv) other non-operating (income) expense

AGILYSYS, INC.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME FOR ADJUSTED EARNINGS PER SHARE

(UNAUDITED)

	Three months ended		Six months ended
(In thousands, except per share data)	September 30,		September 30,
	2021	2020	2021	2020
Net income attributable to common shareholders	$523	$5,314	$2,036	$3,661
Amortization of internal-use software	345	508	810	968
Share-based compensation	3,342	1,256	6,963	2,682
Series A convertible preferred stock issuance costs	—	94	—	1,031
Severance and other charges, net	580	7	805	1,210
Legal settlements, net	337	50	367	50
Income tax adjustments	(555)	(426)	(1,211)	(881)
Adjusted net income (a)	$4,572	$6,803	$9,770	$8,721

Basic weighted average shares outstanding	24,451	23,424	24,233	23,415
Diluted weighted average shares outstanding	25,409	23,866	25,296	23,849

Adjusted basic earnings per share (b)	$0.19	$0.29	$0.40	$0.37
Adjusted diluted earnings per share (b)	$0.18	$0.29	$0.39	$0.37

(a) Adjusted net income, a non-GAAP financial measure, is defined as net income attributable to common shareholders before amortization expense, share-based compensation, and one-time charges including severance and other charges and legal settlements, less the related income tax effect of these adjustments, as applicable, at the Company’s current combined federal and state income statutory tax rate. No income tax effect applies to one-time charges when a valuation allowance offsets their related deferred tax assets.

(b) Adjusted earnings per share, a non-GAAP financial measure, is defined as adjusted net income divided by basic and diluted weighted average shares outstanding

AGILYSYS, INC.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(UNAUDITED)

	Three months ended		Six months ended
(In thousands)	September 30,		September 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$3,678	$11,571	$11,673	$6,642
Capital expenditures	(512)	(228)	(786)	(471)
Free cash flow (a)	$3,166	$11,343	$10,887	$6,171

(a) Free cash flow, a non-GAAP financial measure, is defined as net cash provided by operating activities, less capital expenditures